Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-260303, 333-261198, 333-266609, and 333-281237) of AvidXchange Holdings, Inc. of our report dated February 28, 2025, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Charlotte, North Carolina
February 28, 2025